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                                                                      Exhibit 12
                                                                      ----------

                                                         Three Months Ended       Six Months Ended
                                                              June 30,                June 30,
                                                        --------------------    --------------------
                                                          2000        1999        2000        1999
                                                        --------    --------    --------    --------
DETERMINATION OF RATIO OF EARNINGS TO
-------------------------------------
   FIXED CHARGES:
   --------------

Loss before benefit for income taxes                    ($ 2,237)   ($ 1,673)   ($ 2,679)   ($ 1,063)

Fixed charges
             Amortization of deferred financing costs        335         298         673         594
             Interest expense                              5,160       4,396      10,222       8,579
                                                        --------    --------    --------    --------
Earnings before fixed charges                              3,258       3,021       8,216       8,110

Fixed charges
             Amortization of deferred financing costs        335         298         673         594
             Interest expense                              5,160       4,396      10,222       8,579
                                                        --------    --------    --------    --------
Total fixed charges                                        5,495       4,694      10,895       9,173

Ratio of earnings to fixed charges                         0.59X       0.64X       0.75X       0.88X
                                                        ========    ========    ========    ========
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